Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Gary J. Koester
President and CEO
(513) 574-0700
  gkoester@eaglesavings.com

EAGLE FINANCIAL BANCORP, INC.
ANNOUNCES VOLUNTARY NASDAQ DELISTING

December 9, 2019, Eagle Financial Bancorp, Inc. (the “Company”) (Nasdaq: EFBI), the holding company for Eagle Savings Bank, today announced its decision to voluntarily delist its common stock from the NASDAQ Stock Market (“NASDAQ”).  The Company has notified NASDAQ of its intent to voluntarily delist.  The Company intends to file a Form 25 (Notification of Removal from Listing) with the Securities and Exchange Commission (“SEC”) on or about December 20, 2019.  The Company expects the last trading day of its shares of common stock on NASDAQ will be on or about December 20, 2019.  The Company’s common stock will continue to be registered under the Securities and Exchange Act of 1934, and the Company’s obligation to file reports with the SEC, including Forms 10-K, 10-Q and 8-K, will continue.  Following NASDAQ delisting, the Company expects its shares will be quoted on the OTCQB Marketplace under the symbol “EFBI” beginning on or about December 23, 2019.
The Company’s Board of Directors authorized the delisting after concluding that the significant cost of listing on NASDAQ outweighed the current benefits of NASDAQ listing.  The Board of Directors believes that the expense reduction of delisting will benefit the Company and its stockholders and serve to enhance the long-term value of the Company.

About Eagle Savings Bank
Eagle Savings Bank, an Ohio chartered savings association headquartered in Cincinnati, Ohio, was originally chartered in 1882. At September 30, 2019 Eagle Financial Bancorp, Inc., our holding company, had $142.3 million of total assets, $111.7 million of total deposits and $27.9 million of total stockholders’ equity. We provide financial services primarily to individuals, families and businesses through our main office and two branch offices located in Hamilton County, Ohio.
Forward-looking statements
This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive.